ADVISORY FEE WAIVER AGREEMENT

    This ADVISORY FEE WAIVER AGREEMENT is dated as of January 1, 2020, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and VALIC COMPANY II, a Delaware statutory trust (the “Trust”).

WITNESSETH:

    WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory Agreement, dated January 1, 2002 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the Small Cap Growth Fund (the “Fund”), a series of the Trust; and

    WHEREAS, the Trust, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, an advisory fee at the annual rates set forth in the Advisory Agreement (the “Advisory Fee”); and

    WHEREAS, the Adviser has agreed to waive a portion of its fees under the Advisory Agreement, in the amounts set forth herein.

    NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser shall waive its Advisory Fee under the Advisory Agreement with respect to the Fund so that the Advisory Fee payable by the Fund is equal to 0.82% on the first $100 million, and 0.77% on assets over $100 million.

2.

This Agreement shall continue in effect until December 31, 2020, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement. Upon termination of the Advisory Agreement with respect to the Fund, this Agreement shall automatically terminate.

3.	This Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Agreement may be amended by mutual consent of the parties hereto in writing.

[Signature page follows]

    IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Advisory Fee Waiver Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: /s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Vice President – Investments

VALIC COMPANY II, on behalf of the Small Cap Growth Fund, a series thereof

By: /s/ Gregory R. Kingston
Name: Gregory R. Kingston
Title: Treasurer and Chief Financial Officer